UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a party other than the Registrant [X]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

(Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[_]	Fee paid previously with preliminary materials.
[_]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

On June 11, 2025, Kent Lake Partners issued the following press release:

Kent Lake Condemns Quanterix’s Failure to Schedule Its 2025 Annual Meeting as a Tactic to Silence Shareholders

RINCON, Puerto Rico – (BUSINESS WIRE) – Kent Lake PR LLC (“Kent Lake”), a holder of approximately 6.9% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), today issued the following statement condemning the Company’s failure thus far to schedule its 2025 Annual Meeting on time.

“Quanterix’s ongoing failure to schedule its 2025 Annual Meeting until the approaching legal deadline is consistent with the Board’s pattern of limiting and disregarding shareholder input.

More than one year has already passed since Quanterix held its last Annual Meeting on June 3, 2024, yet the 2025 Annual Meeting remains unscheduled. We believe the Board of Directors (the “Board”) is using delay tactics to further disenfranchise shareholders by failing to hold an annual meeting on time.

We believe that by delaying the 2025 Annual Meeting, the Board is actively avoiding shareholder accountability. This delay enables the Board to finalize controversial strategic actions, such as the Akoya merger, without facing direct shareholder feedback. We believe that the Board is also trying to delay the Annual Meeting until after closing the Akoya merger to dilute existing Quanterix shareholders’ voting rights with newly issued shares to Akoya that are more likely to support the existing Board versus Kent Lake’s slate of highly qualified director candidates.

These tactics are unacceptable, and we call on the Board to immediately schedule and promptly hold the 2025 Annual Meeting. Shareholders should view any further delays in holding the 2025 Annual Meeting as a deliberate effort by the Board to disenfranchise existing shareholders of their voting rights.

Further, if the Board would like to demonstrate it supports shareholder rights and accountability, we urge them to include a proposal to declassify the Board on the agenda for this upcoming meeting. Quanterix shareholders have suffered abysmal returns since the 2017 IPO under the current entrenched board, and a declassified board would be a major step towards restoring faith in Quanterix amongst the investment community.”

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

KENT LAKE PARTNERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are currently anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”); and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,688,472 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,688,472 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,688,472 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

212-257-1311 / 888-368-0379

info@saratogaproxy.com